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Remarks from Earnings Call on May 5, 2022
The communication was first used or made available on May 6, 2022

Raw Transcript

05-May-2022

SilverBow Resources, Inc. (SBOW)

Q1 2022 Earnings Call

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SilverBow Resources, Inc. *(SBOW)*
Q1 2022 Earnings Call

Raw Transcript
05-May-2022

CORPORATE PARTICIPANTS

Jeff Magids
Director of Finance & Investor Relations, SilverBow Resources, Inc.

Sean C. Woolverton
Chief Executive Officer & Director, SilverBow Resources, Inc.

Christopher M. Abundis
Executive Vice President, Chief Financial Officer, General Counsel & Secretary, SilverBow Resources, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day and thank you for standing by. Welcome to SilverBow Resources First Quarter 2022 Earnings Conference Call. At this time, all participants lines are in a listen-only mode. After the speaker's presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]

I would now like to hand the call over to your speaker today, Mr. Jeff Magids, Director of Finance and Investor Relations. Please go ahead.

Jeff Magids

Director of Finance & Investor Relations, SilverBow Resources, Inc.

Thank you, 00:00:37 [indiscernible] , and good morning everyone. Thank you very much for joining us for our first quarter 2022 conference call. With me on the call today are Sean Woolverton, our CEO; Steve Adam, our COO; and Chris Abundis, our CFO.

Yesterday afternoon we posted a new corporate presentation to our website, and we'll occasionally refer to it during this call. We encourage listeners to download the latest materials. Please note that we may make references to certain non-GAAP financial measures which are reconciled to their closest GAAP measure in the earnings press release. Our discussion today may include forward-looking statements which are subject to risks and uncertainties, many of which are beyond our control. These risks and uncertainties are described more fully in our documents on file with the SEC, which are also available on our website.

With that, I will now turn the call over to Sean.

Sean C. Woolverton

Chief Executive Officer & Director, SilverBow Resources, Inc.

Thank you, Jeff, and thank you, everyone for joining our call this morning. SilverBow is off to a strong start to the year. Our first quarter results, borrowing base increase and recently announced transactions exemplify the winning strategy we have consistently executed on. The Sundance and SandPoint acquisitions marked the fourth and fifth transactions we have announced since August 2021. Combined we view these acquisitions as attractively valued at a purchase price of less than $30,000 per flowing BOE per day of production – of current production and a cash flow multiple of 2.1 times. We are excited about adding scale to our legacy position in the Western Eagle Ford, the efficiencies we stand to gain and the projected growth from the combined asset base. For the past several quarters, we have outlined our strategic objectives. First, we are targeting double-digit production growth while living within cash flow. Second, we are focused on expanding our inventory through

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SilverBow Resources, Inc. (SBOW) Raw Transcript
Q1 2022 Earnings Call 05-May-2022

accretive acquisitions and organic leasing. Third, we want to lead our peers in capital efficiency and cost structure. And last, our fourth objective is to deliver the balance sheet through debt reduction in cash flow generation.

During the first quarter, we continued to progress these objectives and in doing so, we are seeing strong performance in the equity. Year-to-date, our stock is up over 60% and that is coming off a 300% plus increase in 2021. In the first quarter, we generated $28 million of free cash flow and reduced our net debt by the same amount. We further reduced our leverage ratio quarter-over-quarter and ended 1Q with $262 million of liquidity. Notably, our quarter end liquidity position does not reflect the increase to our borrowing base, which went into effect on April 12. Operationally, we drilled three Austin Chalk wells at La Mesa in the quarter with the first being a single well brought online earlier this year. The other two, Austin Chalk Wells were part of an eight well La Mesa pad we drilled in the quarter, which is the largest pad drilled in our company's history, and represents a shift towards full scale development of our Austin Chalk assets.

As shown on slide 20, the Austin Chalk formation continues to exhibit some of the highest returns across our portfolio, and we plan to drill additional locations this year. Currently, we have 50 plus Austin Chalk locations in our inventory and we are actively pursuing opportunities to add to that count. In April, we made several major announcements, which enhanced SilverBow shareholder value proposition going forward. First, we announced our spring redetermination results, which increased our borrowing base to $525 million. The $65 million increase further enhances our liquidity. Notably, we did not include any contribution or uplift from the pending acquisitions. We expect to receive consents from the bank group to substantially increase our borrowing base upon closing of the Sundance acquisition, which should further increase our RBL availability.

Following the announcement of the borrowing base redetermination, we announced two accretive acquisitions for a combined transaction value of $425 million. The SandPoint acquisition adds approximately 27,000 net acres in LaSalle and McMullen counties with a PDP PV-10 value of $89 million, which is $18 million more than what we paid for the assets.

With two new wells coming online, we anticipate these assets to contribute 5 MBoe per day with expected closing to occur later this month. The Sundance acquisition adds approximately 39,000 net acres with a PDP PV-10 value of $277 million and significantly increases our oil-weighted production in inventory with approximately 200 gross locations. As of January, the Sundance assets were producing 11 MBoe per day. Combined, these deals have compelling industrial logic given the acreage overlap with our positions in La Salle and McMullen counties or what we refer to as our AWP and Artesia fields. The contiguous pro forma position shown on slides 9 and 15 will provide synergistic opportunities for both OpEx and G&A as we achieve greater scale in areas in which SilverBow has extensive experience. On a pro forma basis, SilverBow will have ample high-return drilling locations representing over 20 rig years. Our PDP PV-10 value of 1.6 billion in an oil production mix of roughly 25% which is a meaningful step change compared to the 11% oil mix in 2021. A core pillar of our strategy has focused on balance commodity – on a balanced commodity portfolio in which we quickly shift, which we can quickly shift between oil and gas development based upon prevailing commodity prices. We believe this has been and will We believe this has been and will continue to be a competitive advantage in generating greater returns in the long-term compared to peers who do not have the same flexibility in their portfolios. The increased store oil production and inventory is a transformational and candidly a much needed shift, ensuring SilverBow can benefit from the strengthened liquids pricing moving forward. While at the same time we have a deep inventory of high rate of return gas locations, especially with the emergence of the Austin Chalk in Webb County. We have not published updated guidance for 2022 at this point. We anticipate closing the Sundance acquisition in June or July, at which time we'll release updated guidance. For reference on slide 14, we show the full year 2022 perform a company projections which convey the magnitude of the increase from these deals compared to standalone SilverBow.

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SilverBow Resources, Inc. *(SBOW)*
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

Additionally, on slide 16, we highlight the accretion across key financial metrics, particularly free cash flow per share. Upon closing the Sundance acquisition, we anticipate adding a second rig, which will primarily focus on those assets. Our near-term plan is to allocate capital 50/50 between our oil and gas inventory. We essentially will have one drilling rig for oil and one drilling for gas full time which should drive greater efficiencies in full utilization of a frac group. The Optimize development plan we can pursue with our pro forma asset base will enable continued double digit production growth annually. In fact, we're now projecting 20% to 30% growth over the next few years. We can achieve the growth with a reinvestment rate below 60% while driving free cash flow greater than $1 billion through 2024. Assuming latest strip pricing, we have line of sight towards $700 million of adjusted EBITDA in 2023, an incredible pace of growth compared to adjusted EBITDA of just under $250 million in 2021. At the same time, we expect to accelerate delevering and achieve our year-end 2022 leverage ratio target of less than 1 times. SilverBow's value creation proposition thus far has focused on growth through the drill bit, while converting enterprise value from debt to equity through free cash flow generation. With the accretive acquisitions we have made over the last year, SilverBow has rapidly scaled its cash flows within a favorable commodity price environment and improved its balance sheet and per share metrics.

For the near-term, our focus will remain on the successful closing and integration of the acquisitions. In a strong commodity price environment, is easy to forget where prices were just a year ago. And furthermore, we are seeing continued inflationary pressures across all services. Therefore, capital discipline, operational efficiencies and prudent risk management will remain critical towards realizing the full value of our growth strategy. We have optionally given our balance – we have optionality given our balance sheet and strong cash flow outlook, which will allow SilverBow to remain active in further consolidation opportunities. Right now, two things are clear to us. First, performance of SilverBow is set up to deliver strong growth in the coming years, which will bolster our portfolio and drive stakeholder value. And second, the Eagle Ford is ripe for consolidation, and SilverBow has the track record in capabilities to lead the charge.

With that, I will turn the call over to Steve to provide an operational update. Steve. Please go ahead.

Unverified Participant

Thank you, Sean. In the first quarter, we drilled nine net wells, completed one net well, and brought one that well online. Essentially, all of our D&C activity was in our Web county gas area where we drilled one La mesa Austin Chalk well at a lateral length of approximately 9,800 feet, the longest chalk well we have drilled today. Additionally, we drilled and began completing an eight well LA Massive pad, which is the largest pad in company history. The La mesa pad targeted three locations in the Upper Eagle Ford three and the Lower Eagle Ford and two in the Austin chalk. The co-development of these wells utilized a wire rack approach and extended spacing for the Austin Chalk.

This is our first spacing test of the chalk formation as compared to the single delineations we have brought online to date. As shown on slide 20, our Austin Chalk results have outperformed our expectations and are exhibiting strong commercial returns. These wells are showing payback periods of less than a year, and at current store prices, the payback periods and NPV for well are even better. First quarter production averaged 226 MMcfe per day, right at the midpoint of our guidance range. Our oil and NGL volumes came in at the low end of their guidance ranges as weather related issues and non-operated well performance impacted initial expectations. The current upcycle in the industry has caused a tight labor market in the service sector. We observed this with the rig we brought in earlier this year. Those efficiency losses proved temporary and our drilling and service rig fleets have returned to their prior efficiency levels. We expect the gains we have made operationally over the last few years to continue going forward.

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SilverBow Resources, Inc. *(SBOW)*
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

Furthermore, as we intend to add a rig on the Sundance assets this summer. This will provide us with greater size and scale and the efficiencies of utilizing a level loaded frac crude. All of this is to say that SilverBow will have greater abilities to mitigate rising costs as we work to provide our service partners with higher utilization across the asset base.

For the second quarter, we are guiding to production of 225 MMcfe per day at the midpoint on a standalone basis with natural gas representing approximately 80% of our production mix. This is roughly flat to our production, to our first quarter production. Due to minimal D&C activity in the fourth quarter of last year and the size and timing of the eight well pad we developed over the first quarter of 2022, monthly production in the second quarter should decline sequentially before hitting a strong production ramp in June as first production from our La Mesa pad is brought online. Furthermore, we have optimized SilverBow's drilling schedule to maximize returns based on well selections and also accelerate the timing of first production of subsequent wells for the remainder of the year. This should drive on a standalone basis, Daily production rates averaged 15% higher in the second half of the year as compared to the first half. Given the two acquisition announcements which meaningfully impact our production levels, we are withholding full year 2022 guidance until closing the Sundance acquisition. It is worth noting on a standalone basis, SilverBow's CapEx budget for this year remains unchanged as our team continues to identify efficiencies from a full rig. We remain committed to a flexible and adaptable development program which provides for such changes in short time periods. This has allowed us to stay within our original budget as we are actively offsetting cost inflation, increasing our yield efficiencies and pulling forward the first production timing of our highest rate of return. Specific to cost inflation, propane horsepower, diesel fuel, tubular goods and labor are areas where the market is experiencing the most constraints. On the drilling side utilizing a cost-effective sputter rig on our pads is helped to maintain cycle time efficiencies and reduce the number of drilling days needed from our super spec rig.

On the completion side, we have been primarily focused on landed sand cores at the well site. As such, we have utilized a blend of regional and imported sands, along with other logistical tradeoffs to help offset the inflationary effects of our stimulations. We are also working with our completion providers to further reduce time from rig release to first stage part again as we grow the size of our program we're able to provide greater utilization to service partners who in turn are able to provide greater cost efficiencies to us. Looking ahead, our drilling rig has moved to our liquids-weighted assets and we'll target locations we acquired with the three acquisitions last year.

In total, there are 13 locations we will drill in 2022 from last year's acquisition. Assuming a standalone SilverBow scenario, this rig would shift back to gas drilling in Webb County in the fourth quarter. From a timing standpoint, we expect to incur roughly $70 million of CapEx in the second quarter. And again, on a standalone basis, this should result in a slight cash flow deficit for the quarter. However, the pulling forward of high returned wells and production timing will set us up for significant free cash flow through the second half of the year.

With that, I'll turn it over to Chris.

Christopher M. Abundis

Executive Vice President, Chief Financial Officer, General Counsel & Secretary, SilverBow Resources, Inc.

Thanks, Steve, and good morning, everyone. In my comments this morning, I will highlight our first quarter financial results as well as our price realizations hedging program, operating cost and capital structure. First quarter oil and gas sales were $130 million excluding derivatives with natural gas representing 77% of production and 60% of sales. During the quarter, our realized oil price was 98% of NYMEX WTI. Our realized gas price was 100% of NYMEX Henry Hub and our realized NGL price was 37% of NYMEX WTI. Notably, our realized gas price was $0.01 per MMcf higher than benchmark Henry Hub prices highlighting the attractiveness of operating in Gulf

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SilverBow Resources, Inc. *(SBOW)*
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

Coast markets. Our realized hedging loss on contracts for the quarter was approximately $28 million. Based on our hedge book as of April 29, for the remainder of 2022, we have 131 MMcf per day of natural gas hedge. 3,929 barrels per day of oil hedged and 2,780 barrels per day of NGLs hedged. 2023, we have approximately 134 MMcf per day of natural gas hedged, 2,900 barrels per day of oil hedged and just over 2,200 barrels per day of NGLs hedged. The hedged amounts are inclusive of both swaps and collars and do not include the pending acquisitions. A detailed summary of our derivative contracts is contained in our corporate presentation and 10-Q filing for the first quarter of 2022, which we expect to file later today.

Turning to cost, lease operating expenses were $0.48 per Mcfe. Transportation and processing cost were $0.31 per Mcfe. Production taxes were 6% of oil and gas sales. We anticipate our unit LOE cost to increase due to higher cost liquids production, much of which was acquired over the last year. cash G&A, which excludes stock-based compensation, was $3.7 million for the first quarter, a 1% decrease year-over-year. As we continue to add the size and scale of the company a function of both organic and acquisitive growth, we do not anticipate a meaningful increase to G&A rather, we expect G&A on a per unit basis to decline compared to historical ranges. We consider our lean cost structure to be a competitive advantage, allowing SilverBow's sustain profitability during periods of volatile commodity prices.

Adjusted EBITDA for the first quarter was $74 million. As reconciled in our earnings materials, we generated $28 million of free cash flow during the quarter. As Steve noted, we remain on track with our original CapEx budget range on a standalone basis, particularly as scheduling optimizations and full rig efficiencies have help mitigate service cost inflation.

Turning to our balance sheet reduced total debt by $27 million quarter-over-quarter. Strong price realizations allowed us to reduce debt in a quarter in which we pulled forward nearly $10 million of accrued CapEx, which totaled approximately $40 million. As of March 31, we had $200 million outstanding under our credit facility, approximately $2 million of cash on hand and $262 million of liquidity. As Sean mentioned, our spring determination in April resulted in a borrowing base of $525 million. I would like to thank our admin agent, as well as the rest of our bank syndicate, which included two new member banks for their support. We look forward to constructively working together as we close our pending acquisitions and further our consolidation efforts. SilverBow in accordance with our credit facility, includes contributions from closed acquisitions for the entirety of the LTM adjusted EBITDA period, which is used for the leverage ratio calculation. On an LTM basis for the period ending with the first quarter of 2022, the contributions from acquired assets totaled approximately $25 million, bringing our LTM adjusted EBITDA for covenant purposes to $281 million and quarter end leverage ratio to 1.24 times. At the end of the first quarter, we were in full compliance with our financial covenants and had sufficient headroom. And with that, I'll turn it over to Sean to wrap up our prepared remarks.

Sean C. Woolverton

Chief Executive Officer & Director, SilverBow Resources, Inc.

Thanks, Chris. SilverBow has taken actions over the last 12 months that have grown the company and resulted in significant value creation. With the latest acquisitions, we are set to increase SilverBow's float and liquidity, which combined with greater cash flow potential going forward should garner increased investor attention. A key milestone for SilverBow to reach was $500 million in annualized EBITDA.

$500 million in annualized EBITDA, in next year, we have line of sight to over $700 million of EBITDA. As we continue to find ways to scale our cash flows and pay down debt, we still see the highest return on investment through the drill bit in accretive transactions. Our plan is to integrate the new assets and identify additional synergies. Furthermore, we will accelerate growth through our expanded two rig program. The growth will drive significant EBITDA and free cash flow above current levels as we move into 2023. The narrative surrounding

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SilverBow Resources, Inc. (SBOW)
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

SilverBow's value proposition has meaningfully changed in a short amount of time. I want to thank our stakeholders for their continued support. We look forward to providing further updates on our next call.

And with that, I'll turn the call back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] And please stand by while we compile the Q&A roster. Your first question is from Charles Meade of Johnson Rice. Your line is open.

Q

Hi, good morning. This is Michael Furrow filling in for Charles Meade.

A

Hey. Good morning, Michael.

A

Hi, so in regards to the eight-well La Mesa pad, you mention that the wine rack configuration targets three Lower Eagle Ford, three Eagle Ford and two Austin Chalk Wells. Could you provide a little further detail on why that configuration was chosen and if there are further opportunities for other large pads similar to this one?

A

Yes. Michael, this is Steve. The reason that particular configuration was chosen is in that greater Fasken area, we have a history of high development and learnings going forward. We've been able to work our appropriate 880 spacing in the Lower Eagle Ford as well as in the Upper Eagle Ford, which has been demonstrated time and again. Obviously heavy density in the Lower Eagle Ford and continuing to grow density in the Upper Eagle Ford. That said, we've also been doing, as you know, that delineation testing in the Austin Chalk and using that as well as offset data information we've been able to get as well. We know that we typically want to be right now at this stage in the development somewhere in at 1,100 or 1,200 foot spacing. So therefore it provided quite readily and handily for a wine-rack development with offsetting vertical takes all the way from the Lower Eagle Ford looking up to the Chalk.

A

Yeah. Then Michael, I'd just add that as we move forward, our probably optimized pad count is closer to 3 to 4 versus 8. We do have a couple larger pads, 6 to 8. But the majority of our development plan moving forward will probably be in the 3 to 4 range.

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SilverBow Resources, Inc. *(SBOW)*
Q1 2022 Earnings Call

Raw Transcript
05-May-2022

Q

Great. Thank you. So it sounds like that eight well pad has been fully drilled. So at this point, to provide some more detail based on the number of wells that are completed and sort of some of the timing going forward?

A

Yeah, teah. From a drilling perspective, you're right. Everything's been [indiscernible] (00:27:13) at this point, everything has been fracked, and we're in the early stages of flowback. So expect to see a significant production ramp in the next few weeks. As you're aware, wells down in this area, both through all zones, lower upper Eagle Ford and Austin Chalk have IPs ranging from anywhere in the 12 million to 8 million a day range. So we bring on eight wells. We're going to see significant ramp in our production.

Q

Okay. Thank you.

A

From a timing perspective, couldn't be any better with gas prices above $8 now.

Q

No doubt about that. All right. My second question is – it's been around the Sundance SandPoint acquisition so SandPoint is expected to close in the second quarter with Sundance in the third quarter. At this point, do you see any like major hurdles to closing these transactions or anything that could potentially mess with the timing related to the anticipated close of the deals?

A

We've been working on both transactions. We've had a track record now to demonstrate the ability to get these transactions closed. Everything remains on schedule as planned and you mentioned SandPoint closing in the second quarter that should be here in the very near future. Sundance, we're targeting late in the quarter, early third quarter. The one difference between the two is the Sundance transaction requires a shareholder vote, which is scheduled preliminarily for June 21, so that's kind of the timing pivot point around getting the Sundance transaction closed.

Q

Great. Thank you. That's very helpful. Thank you for taking my questions.

A

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SilverBow Resources, Inc. (SBOW)
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

Yeah. Appreciate it. Thanks.

Operator: Your next question is from [indiscernible] of Truist. Your line is open.

Q

Hey, good morning, guys. In your prepared remarks, you kind of indicated you're not done pursuing acquisition the market kind of indicated you're not done pursuing acquisitions. Can you talk about how the market looks, some other operators in other basins have taken a step back with volatile oil prices. Are you guys approaching it differently or it may be, you know, because you're using equity for some of the acquisitions, you can maybe take a little off the strip and leave some upside for sellers?

A

Yeah. Let me kind of walk you through what we're seeing. We've been very active in The Eagle Ford looking for opportunities for quite a while now. So the transactions that we've actually done over the last 12 months have been based upon longer term relationships that we've built with the sellers. We believe, you know, the opportunity that we provide as a buyer offering both the combination of cash as well as stock, provides the seller to participate in taking some value off the table through the cash component and then being exposed to upside with the stock. And, you know, we believe, folks that we've transacted with so far have recognized that value accretion. And so we do think that we're a logical to acquire of assets in the Eagle Ford, there's a tremendous amount of runway of opportunity sets out there with a number of private entities that are looking for opportunities to probably transact at these higher prices. Now, with all that said, we want to continue to remain very disciplined. I think I mentioned in my opening remarks that across the five transactions, we've averaged a purchase price of about 30,000 BOE per day. We are seeing other buyers, you know, starting to push the high end of what we would consider probably overpaying for acquisitions in this volatile market. And it is going to continue to be a challenging environment at these high prices and this volatility until we kind of get a stabilized go forward strip. So we're going to continue to work at hard, but be very diligent in making smart transactions.

Q

That all make sense. And then maybe just shifting gears on the new acquisitions, they make total sense, contiguous with your acreage. And I assume part of the value is that you can run a more stable program is the second rig that you're or the additional rig you're bringing in, is that locked in already or is that a going to kind of be a game time decision on based on what the costs look like when the acquisition is closed?

A

We actually have that contract or the second drilling rig firmed up. And it's – our plan is to start drilling as soon as the acquisitions close. So it's the rig that's currently active. Again, have good, strong relationship with our service providers and so work with them to work the timing on bringing the second rig in right around the close of the Sundance transaction. So we're pretty excited that we're going to be able to hit the ground running. We're already working closely with the Sundance team to identify what they felt were the best opportunities to hit this year. And we're getting those locations kind of teed up and ready to go so that we can hit the ground running.

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SilverBow Resources, Inc. (SBOW)
Q1 2022 Earnings Call

Raw Transcript
05-May-2022

Q

That sounds great. Thanks guys.

A

Yeah. Appreciate the questions.

Operator: Okay. [Operator Instructions] Operator: Your next question is from Jeff Jay of Daniel Energy Partners. Your line is open.

Q

Thank you. Hey, good morning. Just a follow up to that. So the rig is already secured. What's the term on that? In other words, I guess this is that rig, you know, do you feel confident that that rig will be kind of locked into that rate for the next six months, a year, kind of, how should we think about sort of potential for inflation down the line with that incremental rig?

A

Yeah, definitely, we're entering an environment that we haven't seen for many years. We're moving from, over the last several years where contracts were pad to pad. Now, looking at more longer term type contracts from an operators perspective, we're trying to lock in those rates where the service companies are now trying to kind of keep them short so they can try to capture upside and in future pricing. So we're trying to balance that right and avoid mistakes that the industries made in the past of getting to longer commitments, knowing that prices can be volatile. So we put in what we think is a reasonable amount of term and agreeable to the drilling provider as well, kind of both sides trying to balance what makes sense for both entities.

Q

Good. Thanks.

A

Yeah. And then from an inflation standpoint, it we're – we are seeing it. We over the last several years have continued our operations teams that have continued to find ways to drive costs lower that becomes more and more challenging as you try to ring, ring efficiencies out of the system. But what we're benefiting from is the increased scale. So, you know, all the things that come with that, having more purchasing power, having more ability to commit to these longer term type arrangements, but more importantly, just have a consistency in the schedule going forward 12 to 5 months ago we were running a half a rig. So running two rigs will just allow us to be more efficient and more importantly, commit to essentially almost a full frac utilization schedule. So we're pretty optimistic that we're going to be able to hold the line on capital, offset inflation through continued efficiencies from the scaled up program.

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SilverBow Resources, Inc. (SBOW)
Q1 2022 Earnings Call
Raw Transcript
05-May-2022

Okay. Appreciate the question. Operator, are there any additional calls in the queue? If not, we can wrap up the call for this morning.

Operator: No more questions, sir. Please continue.

Unverified Participant

Okay. Well, appreciate everyone joining us this morning. We look forward to providing additional updates as activity in news warranted from us. So, everyone, have a good morning.

Operator: And this concludes today's conference call. Thank you for participating. You may now disconnect.

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Additional Information and Where to Find It

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of SilverBow. This communication relates to a proposed transaction involving SilverBow and Sundance that is the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that provides full details of the proposed transaction and the attendant benefits and risk. This communication is not a substitute for the proxy statement or any other document that SilverBow may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SILVERBOW AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement and other relevant documents may be obtained free of charge by accessing SilverBow’s website at www.sbow.com by clicking on the “Investors” link, or upon written request to SilverBow, 920 Memorial City Way, Suite 850, Houston, Texas 77024, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by SilverBow with the SEC, at the SEC at 1-800-SEC-0330 or on the SEC’s website.

Participants in the Solicitation
SilverBow and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction under the rules of the SEC. Information regarding SilverBow’s directors and executive officers is available in its definitive proxy statement filed with the SEC on March 30, 2022 in connection with its 2022 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in SilverBow’s proxy statement and other relevant materials filed with the SEC. Investors should read the proxy statement and other relevant documents carefully before making any voting or investment decisions.